EXHIBIT 10.18

Execution Version

Thoroughbred Horsemen’s Agreement

between Colonial Downs, L.P.,

Stansley Racing Corp. and

The Virginia Horsemen’s Benevolent

and Protective Association, Inc.

as of January 1, 2005

	C.	Chesapeake SWF	16
	D.	SWF Referenda in Northern Virginia	17
	E.	Additional SWFs in the Central-Southside Virginia Region	18
	F.	Funding of Virginia Turf Festival	19
	G.	Incorporation of Terms in SWF Licenses	20

9.	Stalls and Track Facilities		20

	A.	Availability of Stalls and Track Facilities Before, During and After Race Meetings	20
	B.	Vendors	21
	C.	Stall Applications	21
	D.	Racetrack Kitchen	23
	E.	VHBPA Accommodations	23

10.	Racing Committee		23

11.	Representations and Warranties		24

	A.	VHBPA	24
	B.	Colonial Downs	25

12.	Racing Officials		26

13.	Governmental Approval		26

14.	Authorization for Out-of-State Simulcasting		26

15.	Copies of Documents; Database		27

16.	Horsemen’s Backstretch Improvements and Programs		27

17.	Right to Terminate		28

18.	Indemnification		29

19.	Mediation; Arbitration		29

	A.	Attempt to Resolve Disputes	29
	B.	Administration	29
	C.	Notice to Arbitrate	30
	D.	Selection of Arbitrator(s)	30
	E.	Pre-Hearing Conference	30
	F.	Discovery	30
	G.	Additional Conference	32
	H.	Arbitration Hearing	32
	I.	Arbitration Award	33
	J.	Default	33
	K.	Costs	33

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20.	Contribution Adjustments		34

	A.	Changes in Applicable Law	34
	B.	Changes in MVRC Management Fee	35
	C.	Termination of Management Fee	36
	D.	Duration	36

21.	Consents, Approvals, Agreements or Assurances		36

22.	Counterparts		36

23.	Notices		37

24.	Waivers		38

25.	Applicable Law; Venue		38

26.	Headings		38

27.	Severability		38

28.	Entire Agreement; Modification		39

29.	Conditions Precedent to Effectiveness of this Agreement		39

Exhibit A		Form of Trust Agreement

Exhibit B		Annual Transfers of Funds from Thoroughbred Partners’ Account to Horsemen’s Account

Exhibit C		Anticipated Development Schedule

Exhibit D		Central Southside Virginia Region

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THOROUGHBRED HORSEMEN’S AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of January 2005 by and among COLONIAL DOWNS, L.P., a Virginia limited partnership, STANSLEY RACING CORP., a Virginia corporation (collectively, “Colonial Downs”), and the VIRGINIA HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC., a Virginia not-for-profit corporation (the “VHBPA”).

WHEREAS, Colonial Downs owns and operates in New Kent County, Virginia, the facility known as the Colonial Downs racetrack (the “Racetrack”) and six satellite wagering facilities located in Brunswick, Chesapeake, Hampton, Richmond (Broad Street), Richmond (Hull Street), and Vinton, Virginia (the “SWFs”);

WHEREAS, the VHBPA is a trade organization composed of owners, trainers, owner-trainers, and owner-breeders of thoroughbred race horses (its “Members”);

WHEREAS, the VHBPA provides benevolence programs and other services for its Members and their employees and other participants in thoroughbred horse racing who are and will be engaged in live racing at the Racetrack (such racing a “Race Meeting”);

WHEREAS, the Maryland-Virginia Racing Circuit, Inc. (“MVRC”), a subsidiary of Maryland Jockey Club, manages the Racetrack and SWFs pursuant to an Amended and Restated Management and Consulting Agreement, effective January 15, 1999, as amended (the “Management and Consulting Agreement”);

WHEREAS, the parties hereto desire to continue and enhance a close and understanding relationship among owners and trainers of thoroughbred race horses (the “Horsemen”), including VHBPA Members, the VHBPA, Colonial Downs, and the public;

WHEREAS, the parties have entered into the Thoroughbred Horsemen’s Agreement, dated as of December 23, 2002, as amended by a First Amendment thereto, dated as of January 1, 2004 (as so amended, the “Existing Agreement”), portions of which expired on midnight on December 31, 2004 and other portions which continue to remain in effect; and

WHEREAS, the parties desire to expand the network of SWFs throughout the Commonwealth of Virginia beyond the six existing SWFs and the currently statutorily authorized ten SWFs to support more days of live quality thoroughbred racing at the Racetrack, including the promotion and development of a Virginia Turf Festival; and

WHEREAS, the parties agree that a goal of achieving $200,000,000 of total thoroughbred handle (which is approximately 50 days of live thoroughbred racing at current purse levels) within three years from the effective date of this Agreement is reasonable and desire to set forth certain actions intended to lead to the achievement of this goal to which they are committed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties desiring to be legally bound agree as follows:

1.                                       Effective Date and Term of Agreement.  Upon the satisfaction or waiver of all conditions set forth in Section 29 hereof, this Agreement shall become effective as of 12:01 a.m. on January 1, 2005, and shall remain in effect through midnight on December 31, 2007 (the “Term”), unless otherwise terminated as provided herein, with the exception of Subsections 4.B. and F., Section 8, and Section 20, which shall continue in effect as stated therein.

2.                                       Exclusive Representation.  During the Term of this Agreement, the VHBPA shall be the exclusive representative of its Members with respect to the matters set forth herein.  The VHBPA hereby warrants and represents that it is the Horsemen’s organization representing a majority of the Horsemen racing at the Racetrack, and Colonial Downs hereby recognizes it as such.

3.                                       Accounts.

A.                                   Thoroughbred Partners’ Account.  Colonial Downs and the VHBPA currently maintain an account at the Middleburg, Virginia branch of BB&T Bank, N.A. (the “Thoroughbred Partners’ Account” or the “Account”).  The parties agree that the financial institution(s) at which the Thoroughbred Partners’ Account is maintained may be changed at any time by agreement of the parties.  Colonial Downs and the VHBPA agree that all funds maintained in the Thoroughbred Partners’ Account are funds that are to be maintained in trust on behalf of and for the benefit of Horsemen, less those funds to be distributed to Colonial Downs, as provided herein, and distributed according to regulations promulgated by the Virginia Racing Commission (the “Commission”) from time to time or by agreement between the parties to this Agreement.  In furtherance of such purpose, the parties hereto have executed the trust agreement attached as Exhibit A and have had the Thoroughbred Partners’ Account designated a trust account by the financial institution at which the Thoroughbred Partners’ Account is maintained.  The parties shall take similar steps to have the Thoroughbred Partners’ Account designated as a trust account by any other financial institution(s) to which the Account is moved.  In addition, either party may elect upon written notice to the other party to have a third-party trustee, acceptable to both parties, appointed as trustee of the Account.  All interest and other earnings whatsoever on the amounts paid or deposited into the Thoroughbred Partners’ Account shall accrue solely to the benefit of the Thoroughbred Partners’ Account.  All funds paid or deposited into the Thoroughbred Partners’ Account (i) shall be invested in an interest-bearing account that provides market rates of return, or government or bank securities, and (ii) shall be used for purses and for such other purposes as the parties may agree and the Commission may approve.

B.                                     Horsemen’s Account.  Monies payable to Horsemen as purses under this Agreement shall be deposited from the Thoroughbred Partners’ Account into a separate account (the “Horsemen’s Account”) as needed to pay purses.  The amounts to be transferred from the Thoroughbred Partners’ Account to the Horsemen’s Account are set forth herein.  The transfer of funds from the Thoroughbred Partners’ Account to the Horsemen’s Account shall be made, and the appropriate portions of purse money shall be made available to the earners thereof, within seventy-two (72) hours (dark days and Sundays excluded) after the result of the race in which such money was earned has been declared official; provided, that in the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available until final resolution of the dispute by the stewards, the Commission or the courts, as the case may be.  No portion of such money payable as purses to any earner thereof (other than jockey and gate fees) shall be deducted by Colonial Downs unless requested in writing by the person to whom such monies are payable or his duly authorized representative or as required by order of the stewards or a court.

C.                                     Availability of Information on Accounts.  The Thoroughbred Partners’ Account and the Horsemen’s Account and the investment or deposit schedules of Colonial Downs with respect to such accounts during any Race Meeting shall be subject to examination at any reasonable time by the President of the VHBPA or his or her designee.

D.                                    Distribution of Interest and Other Earnings on Accounts.  Interest and any other earnings on the Thoroughbred Partners’ Account and Horsemen’s Account shall be distributed fifty percent (50%) thereof to each of (a) Colonial Downs, to help defray the costs of maintaining such accounts, including, but not limited to, the Horsemen’s bookkeeper and any third-party trustee fees; and (b) the VHBPA for the benefit of Horsemen in its sole and absolute discretion.

4.                                       Administration of Accounts.

A.                                   Amounts To Be Deposited.  Colonial Downs shall deposit into the Thoroughbred Partners’ Account the amounts specified in paragraph 13 of § 59.1-369 of the Code of Virginia and shall deposit into the Horsemen’s Account the amounts specified for purses in Subsections D(1) and G(1) of § 59.1-392 of the Code of Virginia.

B.                                     Transfers from the Thoroughbred Partners’ Account to the Horsemen’s Account and Colonial Downs’ Account.  With respect to all deposits to the Thoroughbred Partners’ Account derived from handle at all satellite wagering facilities, the parties agree that transfer of funds from the Thoroughbred Partners’ Account to the Horsemen’s Account shall be made as set forth in Exhibit B hereto, subject to the terms and conditions set forth in Section 8 hereof, and shall continue for the term of Colonial Downs’ licenses for such facilities. The balance of all deposits to the Thoroughbred Partners’ Account derived from handle at all satellite wagering facilities after giving effect to the foregoing sentence shall be transferred to an account designated by Colonial Downs.

C.                                     Signal Sales.  For 2005, 2006, and 2007 Colonial Downs shall deposit into an account designated and exclusively controlled by the VHBPA fifty percent (50%) of all revenues it receives from the sale of its live thoroughbred race signal to entities outside Virginia less twenty-one percent (21%) of such amount to cover Colonial Downs’ direct operational costs associated with that sale.  Revenues from signal sales shall be based on information provided by

Colonial Downs to the VHBPA using accounting practices generally accepted in the horse racing industry.

D.                                    Account Wagering.  Neither Colonial Downs nor the VHBPA shall enter into an agreement, without the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned, regarding telephone account or other electronic media wagering systems pursuant to which Colonial Downs or the VHBPA would receive any fee from any advance deposit account wagering licensee or any other telephone or other electronic media account wagering entities for the right to accept wagers from account holders located in Virginia on thoroughbred races simulcast from within or outside of Virginia.  The foregoing sentence shall not apply to Colonial Downs’ existing and future agreements for the sale of its live thoroughbred racing signals to simulcast venues to which the VHBPA’s consent is governed by Section 14 of this Agreement.

E.                                      Virginia Derby and the Colonial Turf Cup.  Colonial Downs and the VHBPA agree that the purse for the Virginia Derby for 2005 shall be $750,000, which shall consist of $600,000 contributed from the Thoroughbred Partners’ Account and $150,000 contributed by Colonial Downs or its affiliates.  The purse for the Colonial Turf Cup for 2005 shall be $500,000, all of which shall be contributed from the Thoroughbred Partners’ Account.  Any funds generated by sponsorship(s) or promotional fees paid to Colonial Downs with respect to the Virginia Derby, from whatever source derived, shall be paid in their entirety to the Thoroughbred Partners’ Account in addition to the amounts specified in Subsection A of this Section , unless the parties agree otherwise

F.                                      Virginia Turf Festival Stakes Races.  Colonial Downs desires to continue to develop a premier event for turf course racing in order to distinguish itself as the Mid-Atlantic center for thoroughbred turf racing.  To achieve this goal, Colonial Downs desires to continue to structure a series of stakes races in conjunction with the Virginia Derby in order to develop more fully the Virginia Turf Festival.  The Virginia Turf Festival shall consist of high quality races.  For 2005, total stake purses for the Virginia Turf Festival shall be $1,700,000, which shall include the Virginia Derby ($750,000), the Colonial Turf Cup ($500,000), the All Along Breeder’s Cup Stakes ($200,000), the Virginia Oaks ($200,000), the Zeke Ferguson Memorial ($50,000), and such other races as the parties agree.  For 2006 and 2007, total stake purses for the Virginia Turf Festival shall increase by $750,000 to $2,450,000, which shall include the Virginia Derby ($1,000,000 with $150,000 contributed by Colonial Downs or its affiliates in 2006, and no contribution from Colonial Downs or its affiliates in 2007), the Colonial Turf Cup ($1,000,000), the All Along Breeder’s Cup Stakes ($200,000), the Virginia Oaks ($200,000), and the Zeke Ferguson Memorial ($50,000); provided that forty-one and one-half percent (41.5%) of additional purse money provided by the Richmond (Hull Street SWF), the SWFs in Chesapeake (for combined handle in excess of $22,347,000), the new SWFs in the Central-Southside Region (including, but not limited to, the Vinton SWF, the Henry County SWF, and the Scott County SWF), and any Northern Virginia SWFs equals or exceeds $750,000 in calendar year 2006 and $900,000 in calendar year 2007. For 2006 and 2007, the first $750,000 and $900,000, respectively, of such additional purse money shall be used to fund the increase in purses for the Virginia Derby and the Colonial Turf Cup.  For 2006 and 2007, purse money contributions in excess of $750,000 and $900,000, respectively, as calculated and referred to above, shall be used to fund overnight purses.

G.                                     National Thoroughbred Racing Association (“NTRA”) Dues.  The VHBPA may, in its discretion, designate a portion of the funds deposited into the Thoroughbred

Partners’ Account to be paid as the VHBPA’s dues payable to the NTRA.  If so designated, those dues shall be paid from funds available in the Thoroughbred Partners’ Account.

H.                                    Stakes Race Purses.  The percentage of the purse monies available under Subsections A through F of this Section, excluding promotional fees and sponsorships, to be paid to Horsemen participating in stakes races held at the Racetrack shall be limited to twenty percent (20%) of the total purses paid unless the VHBPA in its sole and absolute discretion consents to a higher percentage.  Such consent shall be granted by the VHBPA as necessary to assist Colonial Downs in its attempts to maintain and improve the graded status of the Virginia Derby and is hereby granted to develop the Virginia Turf Festival as set forth in Sections 4.F. and 6 hereof.

I.                                         Administrative Fee.  The administrative fee paid to the VHBPA for services rendered to Horsemen as the majority Horsemen’s group shall be as provided in Subsection S of § 59.1-392 of the Code of Virginia.  The parties shall agree on advance payments of the administrative fee between live thoroughbred Race Meetings at the Racetrack in recognition of the VHBPA’s year-round service to Horsemen, obligations with respect to Horsemen’s interests before the Commission, and the VHBPA’s efforts to assist Colonial Downs on legislative issues.

J.                                        Other Legalized Wagering.  Except as otherwise specifically provided herein, in the event that wagers other than on thoroughbred horse racing, including, but not limited to, the sale of lottery tickets and/or participation in other wagering enterprises at the Racetrack and/or the SWFs (but excluding any use of the Racetrack or SWFs for charitable gaming that does not result in net revenue for Colonial Downs above fair market rent for the facilities), are authorized by legislative action and a portion of the proceeds is provided by that legislation for thoroughbred racing, the parties shall be bound by the allocations in such legislation.  In the event the allocation of revenues is not addressed by such legislative action, the parties shall negotiate in good faith a written agreement governing the allocation between them of the revenues to be received for thoroughbred racing from that legislative action.

5.                                       Purse Mechanics.

A.                                   Purse Schedules and Condition Books.  Colonial Downs shall use its reasonable judgment to estimate attendance, pari-mutuel handle and breakage for thoroughbred racing. Using that information and after consultation with a designated representative of the VHBPA, Colonial Downs shall establish a tentative average daily overnight purse schedule and a tentative stakes purse schedule for each Race Meeting in accordance with the terms of this Agreement.  Colonial Downs shall exercise reasonable care to avoid significant underpayments or overpayments of purses at all Race Meetings.  Colonial Downs shall send to the VHBPA its first condition book and proposed purse schedules for each Race Meeting before they are sent to the printer.

B.                                     Funding of Purses.

(1)                                  Colonial Downs shall pre-fund to the Thoroughbred Partners’ Account the sum needed in 2005, and up to $1.7 million of the sums needed each year in 2006, and 2007, to pay the purse amounts for the days of live thoroughbred racing, as determined in Section 6 below, if there is a temporary shortfall in that Account.  The amount of such pre-funding shall bear interest at the prime rate (as announced from time to time in the Eastern edition of the Wall Street Journal) plus 0.25%.  Any funds provided pursuant to this Subsection, and interest accruing thereon prior to October 15 of any year, shall be repaid to Colonial Downs from funds accruing to the Thoroughbred Partners’ Account for the remainder of the calendar year in which such funds are provided on a “first dollar in first dollar out” basis and, if there is any pre-funded sum that has not yet been repaid by the end of that calendar year, from funds accruing to the Thoroughbred Partners’ Account commencing on January 1 of the following calendar year on a “first dollar in first dollar out” basis.  Any interest on any funds provided pursuant to this Subsection by Colonial Downs that accrues on or after October 15th of any given year shall be borne by Colonial Downs.

(2)                                  The VHBPA and Colonial Downs agree to use all reasonable efforts, including recommendations to the Virginia Racing Commission for race days and purses and the use of portions of increased revenue resulting from the opening of SWFs in Richmond (Hull Street), Vinton, and other locations in 2005 and thereafter, to reduce and eliminate temporary shortfalls as described above.

C.                                     Overpayment of Purses.  Colonial Downs and the VHBPA shall cooperate to the fullest extent possible to avoid overpayment of purses to Horsemen as of the end of any year during the Term of this Agreement.  If Colonial Downs makes an overpayment in excess of the amount computed under Section 4 hereof, the overpayment shall be repaid to Colonial Downs from funds accruing to the Thoroughbred Partners’ Account commencing on January 1 of the following calendar year on a “first dollar in first dollar out” basis.

D.                                    Underpayment of Purses.  During any Race Meeting, Colonial Downs shall increase purses as reasonable and appropriate based upon deposits to the Horsemen’s Account pursuant to Subsections D(1) and G(1) of § 59.1-392 of the Code of Virginia to minimize the possibility of underpayment of purses to Horsemen.  Colonial Downs shall use its reasonable best efforts to help assure that there are no underpayments of purses at any Race Meeting based upon deposits to the Horsemen’s Account pursuant to Subsections D(1) and G(1) of § 59.1-392 of the Code of Virginia.

E.                                      Purse Notices.  The pari-mutuel handle, pari-mutuel handle commission, and purse distribution figures, as well as the percentage figures that represent the relationship between purses and the total of pari-mutuel income and breakage shall be posted on the bulletin board in the Racing Secretary’s office each day of a Race Meeting.

F.                                      Collection of Nomination, Starter and Similar Fees.  Colonial Downs shall use its commercially reasonable efforts to collect promptly all nomination, starter and similar fees that are, or prior to 2002 were, incurred by participants.  If such fees attributable to the 2002, 2003, 2004, 2005, 2006 and 2007 Race Meetings remain unpaid six months after the conclusion of the relevant Race Meeting, then Colonial Downs shall be entitled to assign the accounts receivable for such fees to the VHBPA for collection and to be reimbursed from the Thoroughbred Partners’ Account for the aggregate amount of such fees; provided, however, that fees arising from nominations or entries which the parties agree, acting reasonably and in good faith, were accepted by the Racing Secretary for promotional or marketing purposes shall not be included in the amounts for which reimbursement is sought and shall not be assigned to the VHBPA.  Anything contained in this Subsection F to the contrary notwithstanding, Colonial Downs shall not be entitled to reimbursement for any fee for which Colonial Downs has not met the following requirements: (i) Colonial Downs shall have invoiced the debtor at least three times between the close of the Race Meeting during which the debt was incurred and the end of the calendar year in which that Race Meeting was conducted, and (ii) Colonial Downs shall have furnished written notice to the VHBPA of the debtor’s name, address, and the amount owed by that debtor within ninety (90) days of the close of the Race Meeting at which the debt was incurred.

6.                                       Number of Days of, and Dates and Average Daily Purses for, Live Thoroughbred Racing.  Not less than thirty (30) days prior to the deadline for submission to the Commission, Colonial Downs and the VHBPA shall make reasonable efforts to agree upon the number of days of, and the dates and average daily purses for, live thoroughbred racing at the Racetrack for the following calendar year, and shall then present such agreed upon schedule and average daily purses to the Commission for approval.  Such schedule shall take into account the average daily purses for the Virginia Turf Festival and the amount that shall be applied to reduce the need for Colonial Downs’ funding pursuant to Subsection 5.B. hereof.   If the parties are unable to agree upon a particular number of days of, dates for and/or average daily purses for live thoroughbred racing for any such calendar year, Colonial Downs shall submit to the Commission its requested number of days of, dates for and/or average daily purses for live thoroughbred racing for that calendar year, and the VHBPA shall also convey to the Commission its requested number of days of, dates for and/or average daily purses for live thoroughbred racing for that calendar year.  For 2005, Colonial Downs and the VHBPA submitted a request to the Commission for forty (40) days of thoroughbred racing, with average daily purses of at least $200,000 per day, to be conducted from June 17 to August 9, 2005 at the Racetrack.  Such request was approved by the Commission.  For 2006, Colonial Downs and the VHBPA agree to submit a request to the Commission for at least forty-two (42) days of thoroughbred racing, with average daily purses of at least $200,000 per day, including the Virginia Turf Festival, provided that on or before November 15, 2005, purse projections for the twelve months of calendar 2006 support such a request.  Similarly, if on or before November 15, 2006, purse projections for the twelve months of calendar 2007 support it, Colonial Downs and the VHBPA shall request fifty (50) days of thoroughbred racing in 2007 with average daily purses of at least $200,000, including the

Virginia Turf Festival.  A Turf Festival Planning Committee made up of representatives from Colonial Downs, the VHBPA, the MVRC, and the Virginia Breeders Fund shall assist the parties in formulating the details of the 2006 and 2007 race dates request to be submitted to the Commission for its approval (such request to be consistent with the terms and provisions of Section 4.F. and this Section) and shall consider what improvements, if any, may be necessary to the Racetrack’s facilities to support and promote the Virginia Turf Festival.

7.                                       Races and Awards for Virginia-Bred, Virginia-Owned and Virginia-Sired Horses.  Colonial Downs shall include in its condition book opportunities to race for Virginia-bred, Virginia-owned and Virginia-sired thoroughbred horses, including those that typically race for lower purses as well as those that typically race for higher purses.  To the extent reasonably possible, in filling races, Colonial Downs shall give preference to Virginia-bred, Virginia-owned,  and Virginia-sired horses that are stabled at the Racetrack or elsewhere in Virginia.  Awards from the Virginia Breeders Fund for Virginia-bred, Virginia-owned and Virginia-sired horses shall continue to be distributed according to guidelines approved by the Commission.

8.                                       Satellite Wagering Facility Expansion.  Colonial Downs and the VHBPA agree that a greater dollar volume in annual handle is necessary to increase the number of days of quality thoroughbred racing in Virginia, and that increased handle will most likely occur by opening additional SWFs beyond the six existing SWFs.  The parties further agree that a goal of achieving $200,000,000 of total thoroughbred handle (which is approximately 50 days of live thoroughbred racing at current purse levels) within three years from the effective date of this Agreement is reasonable and desire to set forth certain actions intended to lead to the achievement of this goal to which they are committed.  Accordingly, the parties agree:

A.                                   Licensing and Opening of New SWFs in Henry County and Scott County.  Colonial Downs shall pursue simultaneously the opening of new SWFs in Henry County and Scott County as set forth herein, either one of which may open before the other.

(1)                                  Colonial Downs shall open in 2005 a new SWF in each of Henry County and Scott County, subject to Force Majeure Events (as defined herein).  Upon approval of this Agreement by the Commission, Colonial Downs shall seek to secure sites and address any concerns relating to compliance with all municipal laws and regulations (including zoning compliance).  Upon securing sites and satisfying all applicable municipal laws and regulations, Colonial Downs shall apply expeditiously to the Commission for owner’s and operator’s licenses for the two new SWFs.  Upon issuance of the licenses, Colonial Downs shall immediately commence build out or construction of the new SWFs and prosecute completion using all commercially reasonable means.  It is anticipated that the new SWFs will open no later than four to six months after the Commission issues Colonial Downs licenses to own and operate each new SWF, subject to Force Majeure Events.  An anticipated development schedule is set forth in Exhibit C hereto.

(2)                                  “Force Majeure Events” shall mean:  (a) acts of God (including flood, landslide, earthquake, hurricane, or tornado); (b) delay caused by acts or neglect of the Commission or the Commonwealth in issuing required permits or other administrative approvals regarding Colonial Downs’ proposed SWF; (c) acts of war or terrorism; (d) strikes or labor disputes affecting the proposed SWF; (e) any legal action initiated by third parties that challenges any permit, approval, license, or similar governmental action that is necessary for the renovation, construction, or operation of an SWF or any such action initiated by Colonial Downs to overturn a ruling denying any permit, approval, license, or similar necessary governmental action; (f) materially adverse weather conditions at the site not reasonably anticipated; (g) fire or other unavoidable casualties at the site; (h) Colonial Downs’ inability to obtain materials or the unavailability of specified materials where there are no reasonable substitutes available or no alternative methods or means available of obtaining such materials on a timely basis; (i) construction delays caused by subsurface or otherwise concealed physical conditions at the site differing materially from those indicated in the plans and specifications, or from those originally encountered, which were not ascertainable by Colonial Downs prior to the grant of the licenses; and (j) delays caused solely by the failure of any governmental agency, department, or organization to timely issue building permits or other construction-related permits that could not be secured prior to the date of the licenses or to timely perform inspections that cannot be completed prior to construction on matters necessary for the proper execution and completion of the work necessary to build or complete the SWF, provided that Colonial Downs has taken all actions reasonably available to it, including the filing and aggressive prosecution of legal action, to compel such agencies, departments, or organizations to issue such permits and to timely perform such inspections.

(3)                                  The deadlines specified in this Subsection A shall be suspended for each day that a delay specified in this Subsection A(2) occurs and continues, provided that Colonial Downs exercises all reasonable diligence during such time to overcome the delay.

B.                                     Distribution of Funds from the Henry County SWF and the Scott County SWF.  Colonial Downs and the VHBPA agree to distribute funds from the Thoroughbred Partners’ Account in such a fashion as set forth in Exhibit B hereto with respect to the Henry County SWF and the Scott County SWF.  If Colonial Downs is unsuccessful in 2005 in opening the second Chesapeake SWF referred to below, other than as a result of Force Majeure Events, then the Richmond (Hull Street) SWF, the Vinton SWF, the Henry County SWF, and the Scott County SWF shall be treated as “All Other SWFs” for purposes of the distribution of funds from the Thoroughbred Partners’ Account as set forth in Exhibit B hereto until the second Chesapeake SWF opens.  Once the second Chesapeake SWF opens, the effective contribution rates for the Richmond (Hull Street) SWF, the Vinton SWF, the Henry County SWF, the Scott County SWF, the existing Chesapeake SWF, and the second Chesapeake SWF shall be as set forth in Exhibit B hereto and shall continue for the term of Colonial Downs’ licenses for such facilities.

C.                                     Chesapeake SWF.  Pursuant to Section 8 of the Existing Agreement, Colonial Downs is obligated to relocate the existing Chesapeake SWF to a location closer to Virginia Beach, subject to Force Majeure Events, on or before December 31, 2005.  The VHBPA and Colonial Downs agree that Colonial Downs will satisfy this obligation by opening an additional Chesapeake SWF before December 31, 2005 (the “Second Chesapeake SWF”).  Colonial Downs has applied to the Commission for owner’s and operator’s licenses for the Second Chesapeake SWF.  Upon issuance of the licenses, Colonial Downs shall immediately commence build out or construction of the Second Chesapeake SWF and prosecute completion using all commercially reasonable means.  It is anticipated that the Second Chesapeake SWF will open no later than four to six months after the Commission issues Colonial Downs licenses to own and operate the Second Chesapeake SWF.  If Colonial Downs opens a Second Chesapeake SWF in 2005, Colonial Downs and the VHBPA agree to distribute funds from the Thoroughbred Partners’ Account in such a fashion as set forth in Exhibit B hereto with respect to the existing Chesapeake Facility and the Second Chesapeake SWF.  If Colonial Downs is unsuccessful in opening the Second Chesapeake SWF in 2005 (other than as a result of Force Majeure events), no handle generated at the existing Chesapeake SWF shall be included in the calculation of the

$22,375,000 threshold set forth on Exhibit B until such time as the Second Chesapeake SWF opens for business.  The effective contribution rates for the existing Chesapeake Facility and the Second Chesapeake SWF set forth in Exhibit B hereto shall continue for the term of Colonial Downs’ licenses for such facilities.

D.                                    SWF Referenda in Northern Virginia.  In 2005 Colonial Downs and the VHBPA shall organize an industry task force to explore strategies for a successful statutory referendum in Northern Virginia with the goal of conducting at least one Northern Virginia statutory referendum by December 31, 2007. For purposes of this Agreement Northern Virginia is defined as the counties of Loudoun, Prince William, Fairfax, Arlington, and Fauquier, the cities of Manassas, Manassas Park, Fairfax City, Falls Church, and Alexandria and the towns with population of 5,000 or more located within the foregoing counties.

(1)                                  Upon winning a referendum in Northern Virginia, Colonial Downs shall use its commercially reasonable efforts to apply expeditiously for licenses to own and operate an SWF in the locality in which the referendum was won; provided, however, if more than one referendum is won in adjacent localities or in localities in which two SWFs would compete with each other, Colonial Downs shall be obligated to apply for licenses in only one such locality.  Upon the grant of the licenses, Colonial Downs shall use its commercially reasonable efforts to open the licensed facility expeditiously.

(2)                                  Colonial Downs and the VHBPA agree to distribute funds from the Thoroughbred Partners’ Account in such a fashion as set forth in Exhibit B hereto for any SWF opened by Colonial Downs in Northern Virginia, as defined above, during the three-year period commencing on the effective date of this Agreement.

E.                                      Additional SWFs in the Central-Southside Virginia Region.  Colonial Downs shall conduct two referenda during the period from January 1, 2005 to December 31, 2006, and one referendum during the period from January 1, 2007 to December 31, 2007 in the Central-Southside Virginia region as set forth in Exhibit D hereto (the “Central-Southside Virginia Region”); provided however, upon thoroughbred handle (live plus SWF) equaling or exceeding $200,000,000, Colonial Downs’ obligations to conduct additional referenda in the Central-Southside Virginia Region shall automatically terminate.  Colonial Downs’ obligation to conduct the foregoing referenda in the time periods specified shall be temporarily suspended, but not terminated, for each year in which there are no statutorily authorized SWFs available for initial licensing.

(1)                                  If Colonial Downs conducts and wins such a referendum it shall proceed in the manner described in Section 8.D (1) hereof with respect to such referendum.  Upon the opening of any SWF in Central-Southside Virginia Region, Colonial Downs and the VHBPA agree to distribute funds from the Thoroughbred Partners’ Account in such a fashion as set forth in Exhibit B hereto for any SWF in the Central-Southside Virginia Region for which a license application has been made within the eight-year period commencing on the effective date of this Agreement or, if later, the date on which all conditions set forth in Section 29 are satisfied or waived.

(2)                                  On or before December 1, 2006, and on or before each December 1 thereafter, the parties shall determine if Colonial Downs has conducted the minimum number of referenda required by this agreement.  In the event Colonial Downs fails to conduct the three Central-Southside referenda in the time periods specified above, the contribution rate for thoroughbred handle to the payment of purses set forth in Exhibit B hereto shall be suspended for all SWFs operating in the Central-Southside Virginia Region and for the Richmond (Hull Street) SWF, the existing Chesapeake SWF, and the Second Chesapeake SWF, and the purse contribution rate shall be that specified in Exhibit B hereto for “All Other SWFs” until such time as Colonial Downs conducts the number of referenda specified in this Subsection E regardless of the time periods specified above (e.g. conducting an additional referendum in 2007 after conducting only one in the period from January 1, 2005 to December 31, 2006).  Upon Colonial Downs conducting the specified number of referenda, the purse contribution rates shall be reinstated to the rates set forth in Exhibit B hereto for SWFs located in Central-Southside Virginia Region, the Richmond (Hull Street) SWF, the existing Chesapeake SWF, and the Second Chesapeake SWF. No adjustment (either higher or lower) to the purse contribution rate shall be retroactive.

F.                                      Funding of Virginia Turf Festival.  The amount of purse funds devoted to the Virginia Turf Festival shall increase by an amount equal to between thirty-three percent (33%) and fifty percent (50%) of additional purse money provided by the Richmond (Hull Street) SWF, the SWFs in Chesapeake (for combined handle in excess of $22,375,000), new SWFs in the Central-Southside Virginia Region, including, but not limited to, the Vinton SWF, the Henry County SWF, and the Scott County SWF, and any Northern Virginia SWFs.  Such funding of the Virginia Turf Festival shall continue for the term of Colonial Downs’ licenses for the foregoing facilities.  For 2006 and 2007, the parties have agreed to the allocation of such additional purse funds to the Virginia Turf Festival and overnight purses as set forth in Section 4.F.  Such allocation shall be applicable only for 2006 and 2007, unless the parties otherwise agree.  The allocation of days for the Virginia Turf Festival and purses per day shall be based on the goal of maintaining an average purse per day for the Virginia Turf Festival within the top five percent (5%) of purses per day at thoroughbred racetracks nationally.  Colonial Downs may supplement the purses for the Virginia Turf Festival from its own funds, in its sole discretion, to achieve this purse per day result.  For 2006 and 2007, the parties have agreed to seek a Virginia Turf Festival on the terms set forth in Sections 4.F. and 6.  Thereafter, upon the Virginia Turf Festival growing to ten (10) days under the foregoing criteria, following discussions with the Turf Festival Planning Committee (established pursuant to Section 6 hereof), Colonial Downs may separate the Virginia Turf Festival from the summer thoroughbred meet, in which event the Virginia Derby may cease to be included in the Virginia Turf Festival, in Colonial Downs’ discretion, and remain a part of the summer meet.  Funding for the Virginia Turf Festival shall remain at the levels set forth herein, however, in such event.

G.                                     Incorporation of Terms in SWF Licenses.  Colonial Downs and the VHBPA agree that in order for any and all owner’s and operator’s licenses for the additional SWFs referenced herein (including but not limited to the new SWFs in Henry and Scott Counties, the Second Chesapeake SWF, and SWFs in Northern Virginia) to be effective for purposes of this Agreement, such licenses shall contain or incorporate the provisions of this Agreement relating to adjustments to contributions from the Thoroughbred Partners’ Account to the Horsemen’s Account and Section 20 hereof.  The parties agree to use their best efforts to have the SWF licenses issued by the Commission contain or incorporate such provisions.

9.                                       Stalls and Track Facilities.

A.                                   Availability of Stalls and Track Facilities Before, During and After Race Meetings.  Colonial Downs shall make available at least one thousand (1,000) stalls to Horsemen during each Race Meeting.  Access to the racing strip, barns, track kitchen facilities, dormitories, and related backside facilities at the Racetrack (collectively, the “Backside Facilities”) necessary for training purposes shall be made available by Colonial Downs without charge (i) prior to each live Race Meeting, to Horsemen who have horses training for that live Race Meeting, and (ii) following each live Race Meeting, to Horsemen who have raced at the Racetrack during that Race Meeting.  The Backside Facilities shall be made available by Colonial Downs prior to and following each Race Meeting for an aggregate total of 20 days, the exact number of days before and number of days after each Race Meeting to be agreed upon each year by Colonial Downs and the VHBPA.  Notwithstanding the foregoing, such periods may be shortened if the Backside Facilities are then needed for a live standardbred race meeting, and Colonial Downs shall provide advance notice to the Horsemen in any such event.  During the aforesaid periods, Colonial Downs shall, at its own expense, make water and electricity available to each barn in use and keep the racing surfaces properly harrowed and watered.

B.                                     Vendors.  Except as expressly provided elsewhere in this Agreement, Colonial Downs shall not impose upon Horsemen any exclusive arrangement concerning farriers, feedmen, tack supplies, or any other suppliers or providers of services customarily used by owners and trainers; provided, however, that if Colonial Downs permits the use of bedding material other than straw, it may require the use of an exclusive supplier in order to facilitate removal of such used material.  Notwithstanding the foregoing, Colonial Downs reserves the right to impose reasonable non-discriminatory requirements for security, safety and environmental reasons.  Colonial Downs shall use its reasonable best efforts to keep unlicensed persons in the above categories off its premises.

C.                                     Stall Applications.  Not less than seventy-five (75) days prior to each Race Meeting, Colonial Downs shall publish and distribute stall applications to horsemen.  Colonial Downs shall use its commercially reasonable efforts to ensure that: (i) the stall application contains notice of the cut-off date for the submission of stall applications; (ii) the stall application contains in bold face type any rules of entry preference for Virginia-bred, Virginia-sired, Virginia-owned, or Virginia-stabled horses; (iii) the stall application provides on the front cover that no dogs will be allowed in the stable area, that no children will be allowed to stay in the backstretch dormitories, and that the other rules applicable to the backside anticipated by Colonial Downs to be enforced at each Race Meeting will be posted at the Track and will be mailed upon request to trainers and others; and (iv) each completed application contains the name, permanent address, telephone number, and electronic mail (e-mail) address of the owner and trainer of each horse expected to be stabled on the grounds of the Racetrack during that Race Meeting.   Colonial Downs shall, in the exercise of its sole business judgment, determine the terms for and approve or disapprove applications for stalls, but to the extent reasonably possible, preference shall be given to stall applications for Virginia-bred horses, Virginia-owned horses, and Virginia-sired horses.  Colonial Downs may consider, among other things, the following criteria in allocating stalls to Horsemen for use during Race Meetings:

(1)                                  The overall quality of the horses listed on the stall application;

(2)                                  The quality of the racetrack(s) where the horses listed on the stall applications have previously raced;

(3)                                  The number of starts a trainer listed on the application has made at past Colonial Downs Race Meetings, where applicable;

(4)                                  The financial and professional integrity of the trainer listed on the stall application;

(5)                                  The total number of stalls requested by a trainer in relation to the number of available stalls; and

(6)                                  The best interests of Colonial Downs and thoroughbred racing.

Each Horsemen accepting a stall at the Racetrack shall be required to use his or her best efforts to run his or her horses at the Racetrack during the Race Meeting consistent with the horses’ physical condition and fitness, and race conditions.

D.                                    Racetrack Kitchen.  Colonial Downs shall provide a Racetrack kitchen for use by Horsemen and others, with the terms, conditions and provisions thereof to be mutually agreed upon on an annual basis by the VHBPA and Colonial Downs.  Joint approval of Colonial Downs and the VHBPA shall be required concerning, but not limited to, management of the facility, cleanliness of the facility, palatability and cost of food, adequacy of hours of operation, and adequacy of premises insurance coverage.

E.                                      VHBPA Accommodations. Colonial Downs shall provide a suitable location on the backstretch for construction of a permanent building by the VHBPA, to be used during the Race Meetings for a classroom facility, an office for the chaplaincy program, a counseling office, a chapel, recreation, and a secure office and storage facility for the VHBPA.  Colonial Downs shall furnish electrical service, telephone hook-up, and television race simulcasting for the building.  The VHBPA shall save and hold harmless and shall indemnify Colonial Downs against any expenses, costs, claims, or demands, including attorney’s fees, arising out of the construction and use of the building, electrical service, telephone hook-up, and television race simulcasting. Colonial Downs shall also provide the VHBPA a grandstand suite, free of charge except for food service, for use by its members and guests on each race day (except for the Virginia Derby) in 2005, 2006, and 2007, unless the parties agree otherwise.

10.                                 Racing Committee.  Colonial Downs and the VHBPA have organized and shall maintain a joint committee to be known as the “Racing Committee.”  The VHBPA and Colonial

Downs shall each continue to appoint not more than four (4) representatives to the Racing Committee.  The Racing Committee (i) shall meet at the request of either Colonial Downs or the VHBPA on at least five (5) days notice to the other party, and (ii) may consider such matters as the stable area, barns, tack rooms, dormitories, promotion, publicity, track conditions (bad weather closing), racing-related programs, reserved seats and passes for Horsemen, number of races, purse schedules, track kitchen, other matters related to attendance, pari-mutuel handle or the quality of racing, and health benefit programs, death benefits, drug and alcohol abuse programs, and any other program that will aid and assist the racing industry in Virginia in hiring, retaining and caring for its personnel at the highest level.

11.                                 Representations and Warranties.

A.                                   VHBPA.  In addition to the representations and warranties contained elsewhere in this Agreement, the VHBPA warrants, represents to and covenants with Colonial Downs that during the Term of this Agreement:

(1)                                  This Agreement has been approved by the Board of Directors of the VHBPA;

(2)                                  This Agreement is valid and enforceable against the VHBPA according to its terms;

(3)                                  Except as provided in Section 14 below, the VHBPA and its officials shall not acquiesce or actively participate in any attempt to delay, interrupt, or bring about the temporary or permanent cessation or suspension of racing or other activities at the Racetrack, including simulcasting, or activities at the SWFs at any time during the Term of this Agreement;

(4)                                  Each VHBPA official shall utilize commercially reasonable powers of persuasion and shall take all reasonable action within his or her power, including all commercially reasonable legal means at his or her disposal, to ensure that all VHBPA Members, their employees, other related personnel, and other backside personnel comply with the terms of this Agreement;

(5)                                  This Agreement shall be made available for review and copying by Members of the VHBPA and all other licensed owners, trainers, employees and backside personnel at the VHBPA office; and

(6)                                  The VHBPA shall use its reasonable best efforts to ensure that the backside area of the Racetrack is maintained in a safe, clean, and orderly condition when in use.

B.                                     Colonial Downs.  In addition to the representations and warranties contained elsewhere in this Agreement, Colonial Downs warrants, represents to and covenants with the VHBPA that during the Term of this Agreement:

(1)                                  This Agreement has been approved by its General Partner;

(2)                                  This Agreement is valid and enforceable against Colonial Downs according to its terms;

(3)                                  Colonial Downs shall use its reasonable best efforts to ensure that the backside area of the Racetrack is maintained in a safe, clean and orderly condition when in use; and

(4)                                  Colonial Downs shall use its reasonable best efforts to assist the VHBPA in developing health and welfare programs for backstretch personnel; provided that, this Section imposes no obligation on either party to fund any such program.

12.                                 Racing Officials.  Colonial Downs shall send to the President of the VHBPA a written list of the persons whom Colonial Downs has requested the Commission to approve as racing officials for each Race Meeting at the same time it submits that list to the Commission in accordance with the Commission’s regulations.

13.                                 Governmental Approval.  Nothing contained in this Agreement shall be construed as requiring either party to perform any term when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required.

14.                                 Authorization for Out-of-State Simulcasting.  During the Term of this Agreement, the VHBPA as the authorized representative of the Horsemen for interstate simulcasting purposes, hereby consents and authorizes Colonial Downs to negotiate and contract with simulcast and receiving facilities, including off-track wagering facilities outside the Commonwealth of Virginia, for (i) the conduct of off-track wagering at the Racetrack and the SWFs, and (ii) off-track wagering on live thoroughbred races emanating from the Racetrack, pursuant to the Interstate Horse Racing Act of 1978, P.L. 95-515 (the “Interstate Horse Racing Act”).  This Agreement constitutes the contract required by Section 3004(a) of the Interstate Horse Racing Act.  Colonial Downs shall consider the best interests of live racing when simulcasting.  To the extent required by law, out-of-state simulcasting for all of Colonial Downs’ races at the Racetrack shall be subject to the consent of the VHBPA, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event consent is withheld, the VHBPA shall set forth its reasons for withholding its consent within a reasonable time after notice from Colonial Downs in advance of the intended simulcast.

15.                                 Copies of Documents; Database.  Colonial Downs shall send a copy of its stall application form, stakes purse program, and condition book for each Race Meeting to the VHBPA on or before the first day they are distributed to Horsemen.  Additionally, Colonial Downs shall provide the VHBPA copies of all filings, if any, it makes with the U. S. Securities and Exchange Commission promptly after such filings are made.  Colonial Downs shall share and coordinate all information and data on Horsemen racing at the track with the VHBPA.  The parties shall work jointly to develop and maintain an effective database of Horsemen racing in Virginia.  Not later than thirty (30) days following the close of each Race Meeting, Colonial Downs shall provide the VHBPA a list of all owners and trainers who participated in that Race Meeting, including addresses, telephone numbers, and e-mail addresses to the extent collected by Colonial Downs pursuant to Subsection 9.C. and otherwise.

16.                                 Horsemen’s Backstretch Improvements and Programs.  Colonial Downs and the VHBPA agree to expend for the benefit of Horsemen certain funds during calendar years 2005, 2006 and 2007 for the improvement of backstretch working and living conditions and for educational, recreational, and counseling programs.  Colonial Downs shall provide $75,000 in 2005 and $50,000 in 2006 and 2007 (subject to adjustment as provided in Subsection 20.B. hereof) to be used solely for capital improvements and to be provided no later than June 1st of each year.   In addition, the VHBPA and Colonial Downs shall use their best efforts to ensure that at least $175,000 is provided annually from the legitimate breakage deposited into the Racing Benevolence Fund pursuant to § 59.1-392(T)(2) of the Code of Virginia for the foregoing improvements and programs.  Regarding the latter Fund, the VHBPA and Colonial Downs agree to use their best efforts to obtain any necessary authorization to use part of the legitimate breakage for such improvements and programs.  All of the above funds shall be deposited into the Backstretch Improvement Escrow Account, which shall be established at a financial institution mutually acceptable to both Colonial Downs and the VHBPA, and shall be expended as mutually agreed by Colonial Downs and the VHBPA and subject to Commission approval pursuant to Section 30 hereof.  To the extent funds are available, the improvements and programs shall include the following: (1) training and educational programs such as the Groom Elite Program, which is a formal program developed in cooperation with Texas A & M University to train grooms in equine science concepts and practices; (2) chaplaincy and counseling, including health and drug abuse programs; (3) participation in the national Kids To The Cup program to encourage young people to learn about the horse industry by participation in backstretch activities; (4) after-work recreational programs for backstretch personnel, such as picnics, evening television and videos, etc.; (5) expansion and improvement to dormitory facilities to better serve the health needs of backstretch personnel; (6) implementation of a plan to eliminate from all barns the water runoff problem that in the past has resulted in standing water, which plan shall include appropriate landscaping and pesticide spraying and installation of gutters; (7) structural modification to the Receiving Barn to improve ventilation; and (8) construction of the office/classroom facility, identified in Section 9.E. above.  At the conclusion of each Race Meeting, the VHBPA shall within sixty (60) days provide Colonial Downs with an accounting of all expenditures made from the Backstretch Improvement Escrow Account.

17.                                 Right to Terminate.  Either party may terminate this Agreement upon the other party’s failure to substantially perform as required under this Agreement and such failure continues for thirty (30) days following the date written notice of default detailing the perceived failure to perform is sent to and received by the allegedly defaulting party in accordance with Section 23 below.  Such termination shall not constitute an election of remedy, nor shall it constitute a waiver of a party’s other remedies at law or in equity.  Additionally, Colonial Downs may terminate this Agreement upon written notice to the VHBPA if the Racetrack and all the SWFs are closed for ninety (90) continuous days.

18.                                 Indemnification.  The VHBPA shall indemnify and save harmless Colonial Downs, its agents, representatives, employees, officers, directors and stockholders, their respective successors and assigns, and all persons acting by, through, under, or in concert with any of them, from and against any and all demands, liabilities, loss, costs, damages, or expenses of whatever nature or kind, including fees of attorneys and all other expenses, arising out of or in any way related to or occasioned by Colonial Downs’ performance under Subsection 4.I. hereof (Administrative Fee).

19.                           Mediation; Arbitration.

A.                                   Attempt to Resolve Disputes.  In the event of any disputes or differences arising out of this Agreement, which the parties have been unable to resolve after reasonable efforts to do so, either party may refer the dispute or difference to a mediator mutually acceptable to the parties.  In the event such mediation is unsuccessful, or the parties are unable to agree on a mediator, either party may refer the dispute or difference for final settlement to arbitration in accordance with the following procedures.

B.                                     Administration.  The arbitration shall be administered by the American Arbitration Association (“AAA”), or its successor, pursuant to the expedited procedures (irrespective of the amount in controversy) of the AAA’s then-prevailing Commercial Arbitration Rules (the “Rules”), subject to the limitations and modifications set forth herein.  The laws of the Commonwealth of Virginia will govern all matters arising under the arbitration without giving effect to the choice of law principles thereunder.  The arbitration will be held in Virginia unless the parties otherwise agree.

C.                                     Notice to Arbitrate.  Notice of a demand for arbitration pursuant to this procedure (the “Notice to Arbitrate”) shall be made in writing and delivered to all other affected parties as provided in Section 23 hereof.  The Notice to Arbitrate shall be accompanied by a short and plain statement of the party’s claim(s), the grounds for same and the relief sought.  Within ten (10) days of receipt of the Notice to Arbitrate, the other party shall set forth in writing and deliver to all other affected parties as provided in Section 23 hereof, an answer setting forth its response to the claim for relief, as well as any affirmative defenses and counterclaims.

D.                                    Selection of Arbitrator(s).  The arbitration shall be before one neutral arbitrator (the “Arbitrator”) to be selected in accordance with the Rules (as modified herein).  In the event the parties cannot agree upon an Arbitrator within ten (10) business days from receipt of the Notice to Arbitrate, each party shall select one Arbitrator.  The Arbitrators so selected shall select a third arbitrator at the Pre-Hearing Conference (as defined herein), who shall be the chairperson of the three member panel.

E.                                      Pre-Hearing Conference.  The Arbitrator(s), within ten (10) days of his, her or their appointment, shall conduct a pre-hearing conference (the “Pre-Hearing Conference”).  The parties shall be prepared to discuss discovery matters, schedule the Additional Conference and Arbitration Hearing (as defined herein), decide procedural matters and address all other questions that may be presented.

F.                                      Discovery.  The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the Federal Rules of Civil Procedure then in effect for the

Eastern District of Virginia (Richmond Division), including any Local Rules (collectively, the “Court Rules”), subject to the following:

(1)                                  The parties shall make the voluntary disclosures described in the Court Rules (except those applicable to expert witnesses) within fifteen (15) days after the appointment of the Arbitrator(s).  The identity and report of each expert witness, as well as all other disclosures described in the Court Rules, shall be disclosed to the other parties no later than thirty (30) days after the appointment of the Arbitrator(s).

(2)                                  Each party may serve a request for production of tangible and documentary evidence.  Responses to a request for production shall be due fifteen (15) days after receipt.

(3)                                  Each party may serve no more than one set of interrogatories limited to no more than thirty (30) questions, including subparts.  Answers to interrogatories shall be due fifteen (15) days after receipt.

(4)                                  Each party may depose up to, but no more than, three (3) witnesses; provided, however, that each party is limited to no more than a total of eighteen (18) hours of deposition time in the aggregate.

(5)                                  All discovery must be completed within forty-five (45) days after appointment of the Arbitrator(s) (the “Discovery Deadline”).

(6)                                  The Arbitrator(s), for good cause shown, upon motion and three (3) days’ notice to all parties, may extend any of the discovery deadlines set forth herein for a period not to exceed fourteen (14) days.

(7)                                  The Arbitrator(s) shall have the right and authority to decide any and all discovery disputes.  The Arbitrator(s) shall be empowered to issue subpoenas and any and all process and orders permitted under the Rules to compel cooperation in discovery and otherwise enforce the discovery rights and obligations of the parties.

G.                                     Additional Conference.  Within ten (10) days after the Discovery Deadline, the Arbitrator(s) shall hold an additional conference (the “Additional Conference”) to set dates for the exchange of witness and exhibit lists, deposition testimony designations, testimony summaries and arbitration briefs; determine the length of the Arbitration Hearing; and address any and all other questions that may be presented.

H.                                    Arbitration Hearing.  The arbitration hearing (the “Arbitration Hearing”) shall commence within twenty (20) days after the date of the Additional Conference, unless otherwise agreed by the parties.  For good cause shown, the Arbitrator(s) may grant no more than one (1) continuance per party of a duration not to exceed ten (10) days each; provided, however, no party shall be entitled to any other continuances.  Unless otherwise agreed by the parties or ordered by the Arbitrator(s) for good cause shown, the Arbitration Hearing shall continue from day-to-day for such period of time (not to exceed five (5) days) as may be set by the Arbitrator(s).  Each party shall have equal time for presentation and rebuttal, unless otherwise agreed by the parties.  The parties may present evidence, at their option, in the form of testimony (live and/or by deposition), documents and other tangible evidence, or testimony summaries, or any combination thereof.  The Arbitrator(s), upon timely request by a party or if otherwise required by law, shall require witnesses to testify under oath administered by any duly qualified person.  Any party, at its own cost and three (3) days’ notice to all other parties, may arrange for a stenographic record of the proceedings.  Such record shall be made available for inspection and copying by all other parties and the Arbitrator(s).

I.                                         Arbitration Award.  Notwithstanding the foregoing, it is the parties’ intent that the arbitration shall be completed and resolved within one hundred and twenty (120) days of the commencement of such proceeding.  The Arbitrator(s) shall issue and deliver to each party a written and signed award (the “Arbitration Award”) within thirty (30) days of the closing of the record.   The Arbitration Award shall contain the factual and legal bases for such award.  The Arbitration Award, in addition to the relief granted therein, may award attorneys’ fees and costs to the prevailing party as the Arbitrator(s) may determine in light of all of the circumstances.  The Arbitration Award shall be final and binding upon the parties in accordance with its terms and Section 8.01-577 et seq.  of the Code of Virginia.

J.                                        Default.  If a party fails to proceed with arbitration or defaults in his obligation to arbitrate, such default shall not prevent the other party from proceeding with such arbitration and the party who fails to proceed with such arbitration shall be bound by the arbitration.

K.                                    Costs.  The costs of the arbitration incurred by the parties for hearing reporting fees, rental of a hearing room and all AAA fees, costs and services charges and of the arbitrator shall be paid by Colonial Downs, except that hearing postponement or cancellation fees or charges by the AAA or the arbitrator(s) shall be borne exclusively by the canceling or postponing party.  Conversely, with respect to all other matters, unless the arbitrator(s) otherwise so determines and provides in the arbitration award, each party shall bear its own costs and expenses incurred by that party in connection with the arbitration, including without limitation each party’s own travel expenses, hearing witness expenses and attorney’s fees.

20.                                 Contribution Adjustments.

A.                                   Changes in Applicable Law.  The parties have negotiated the relevant transfers from the Thoroughbred Partners’ Account to the Horsemen’s Account (the “Purse Amounts”) from expected handle at the Richmond (Hull Street) SWF, the Vinton SWF, the existing Chesapeake SWF, the Second Chesapeake SWF, and future SWFs located in Henry and Scott Counties, and Northern Virginia based upon those statutes, regulations, administrative proceedings, common law and other accepted sources of rules and regulations applicable to the parties that are in effect as of the date hereof (collectively, “Applicable Law”).  Under Applicable Law, certain allocations of rights and entitlements have been made to Colonial Downs (such as uncashed tickets) and the VHBPA (such as a portion of breakage), and the parties do not intend to alter such existing rights and entitlements by this Agreement generally or by application of this Section 20, in particular, to future events.  Nonetheless, in the event there is a change in Applicable Law or a ruling or action of the Commission that alters contributions to the Thoroughbred Partners’ Account or transfers to the Horsemen’s Account, or otherwise inures to the benefit or detriment of the VHBPA or its successors in the form of purses, operating funds or awards, then the parties agree that the Purse Amounts shall be adjusted to restore the parties to the economic terms set forth in this Agreement.  By way of example and not limitation, if Applicable Law is changed to provide that a percentage of breakage or uncashed tickets is applied to increase purses for thoroughbred racing, then the Purse Amounts shall be adjusted downward such that in any fiscal year the amount contributed to purses pursuant to the terms hereof shall be reduced by an amount equal to the contribution to purses from breakage.   By way of further example, if the percentage of handle paid to the Commonwealth of Virginia as a pari-mutuel tax increases, there shall be no change in the Purse Amounts under this Agreement unless such increased pari-mutuel tax is used to supplement purses or is used for the exclusive activities of the representative horsemen group or groups for Horsemen racing at Colonial Downs.

B.                                     Changes in MVRC Management Fee.  The parties have also negotiated the relevant transfers from the Thoroughbred Partners’ Account to the Horsemen’s Account from expected handle at the Richmond (Hull Street) SWF, the Vinton SWF, the existing Chesapeake SWF, the Second Chesapeake SWF, and future SWFs located in Henry and Scott Counties, and Northern Virginia based upon an amendment to the Management and Consulting Agreement reducing MVRC’s management fee to 1.5% of handle wagered at Richmond (Hull Street), Vinton, and SWFs located in Henry and Scott Counties.  If that management fee is further reduced pursuant to Section 4.1.4 of the Management and Consulting Agreement, then one-half of the amount of that reduction attributable to handle at Richmond (Hull Street), Vinton, and SWFs located in the Henry and Scott Counties (collectively, the “New Handle) shall be contributed by Colonial Downs to the Thoroughbred Partners’ Account (such that the effective rate of contribution attributable to the New Handle is increased by .375%) and such amount shall be added to the annual transfer of funds from the Thoroughbred Partners’ Account to the Horsemen’s Account regarding Richmond (Hull Street), Vinton, and all SWFs located in Henry and Scott Counties, as set forth in Exhibit B hereto.  Such payments shall commence upon the effective date of the management fee reduction and shall terminate upon the termination of such reduction in the management fee pursuant to Section 4.1.4 of the Management and Consulting Agreement.  Similarly, if the management fee in the Management and Consulting Agreement currently applicable to handle at SWFs, other than those identified above, is reduced at any time, then Colonial Downs shall annually provide $100,000 for capital improvements to the

Racetrack’s backstretch pursuant to Section 16 hereof effective in the first full calendar year after the reduction in the management fee goes into effect.  Such obligation shall be reduced to $50,000 per year if the management fee reduction is terminated pursuant to Section 4.1.4 of the Management and Consulting Agreement.

C.                                     Termination of Management Fee.  If the above-referenced management fees are reduced to zero or otherwise eliminated completely then the annual transfer of funds from the Thoroughbred Partners’ Account to the Horsemen’s Account for all SWFs, wherever located within Virginia, shall be subject to good faith negotiations between the parties, or their successors or assigns, as to the appropriate sharing between them of the benefits of that reduction or elimination.

D.                                    Duration.  The terms and provisions of this Section 20 shall remain in full force and effect for as long as the licenses for the Richmond (Hull Street) SWF, the Vinton SWF, the existing Chesapeake SWF, the Second Chesapeake SWF, or the SWFs located in Henry and Scott Counties remain in effect.

21.                                 Consents, Approvals, Agreements or Assurances.  Wherever this Agreement requires the consent, approval, agreement, or assurance of Colonial Downs and/or the VHBPA, (i) a request for such consent, approval, agreement, or assurance from one party shall be responded to by the other party in a timely and businesslike manner, and (ii) such consent, approval, agreement, or assurance shall not be unreasonably withheld, delayed or conditioned unless otherwise specifically provided in this Agreement.

22.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

23.                                 Notices.  All notices, requests, demands or other communications as may be required by this Agreement shall be in writing, shall be signed by an authorized representative of the party providing the communication, shall be sent to each of the persons listed below, may be sent by certified mail, return receipt requested, or by telephone facsimile, and shall be deemed to have been given or made when received by personal delivery or otherwise.  A courtesy hard copy of any communication that is sent by telephone facsimile also shall be sent by certified mail, return receipt requested.  The current addresses of persons to whom communications are to be sent are as follows:

Colonial Downs:	Mr. Jeffrey P. Jacobs
Colonial Downs, L.P.
10515 Colonial Downs Parkway
New Kent, VA 23124

Mr. Ian M. Stewart, President
Colonial Downs, L.P.
10515 Colonial Downs Parkway
New Kent, VA 23124

Copy to:	James L. Weinberg, Esq.
Hirschler Fleischer
The Federal Reserve Bank Building
P.O. Box 500
701 E. Byrd Street, 15th floor
Richmond, VA 23219

Mr. John E. Mooney, President
Maryland-Virginia Racing Circuit, Inc.
10515 Colonial Downs Parkway
New Kent, VA 23124

H. Lane Kneedler, Esq.
Reed Smith LLP
901 East Byrd Street, Suite 1700
Richmond, VA 23219-4069

VHBPA:	Ms. Althea D. Richards, President
Virginia Horsemen’s Benevolent and
Protective Association, Inc.
P.O. Box 273
Millwood, VA 22646

Copy to:	Frank Petramalo, Jr., Esq.
VHBPA
38-C Garrett Street

Warrenton, VA 20186

24.                                 Waivers.  No waiver by a party to this Agreement of any breach of this Agreement or any of its terms shall be effective unless, and only to the extent, such waiver is in writing signed by the party providing or making such waiver and delivered to the other party as provided in Section 23 above.  No waiver of any breach shall be deemed to be a waiver of any other or any subsequent breach.

25.                                 Applicable Law; Venue.  This Agreement is being executed and delivered in the Commonwealth of Virginia and shall be construed and enforced in accordance with the law of Virginia without regard to its conflict of laws rules and provisions.  In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to exclusive personal jurisdiction by, and venue in, the Circuit Court for the City of Richmond, Virginia, or the United States District Court for the Eastern District of Virginia, Richmond Division.

26.                                 Headings.  Any headings preceding the text of the several sections, subsections, paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

27.                                 Severability.  If any provision of this Agreement is declared invalid by any tribunal, or becomes invalid or inoperative by operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

28.                                 Entire Agreement; Modification.  This Agreement contains the entire Agreement between the parties and supersedes all prior agreements (including the Existing Agreement) and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, this Agreement shall not alter the allocation of funds to the Horsemen’s Account from the New Richmond SWF and SWFs in Central-Southside Virginia Region pursuant to the Existing Agreement.  This Agreement shall be binding upon and inure to the benefit of each party hereto, its legal representatives and successors, including, but not limited to, any successor group to the VHBPA that is the recognized majority thoroughbred horsemen’s group.  No modification, variation or amendment of this Agreement or of any attachment or exhibit to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by the parties to this Agreement.  This Agreement may be assigned by Colonial Downs in its sole discretion, subject to applicable law.

29.                                 Conditions Precedent to Effectiveness of this Agreement.  The parties acknowledge that this Agreement and the expenditures from the Racing Benevolence Fund detailed in Section 16 above are subject to the approval of the Commission.  If this Agreement in its entirety and such expenditures are not approved by the Commission, this Agreement shall be null and void.

Upon satisfaction or waiver of the foregoing conditions, this Agreement shall be effective as of January 1, 2005, regardless of the date of the satisfaction or waiver of such conditions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

VIRGINIA HORSEMEN’S		COLONIAL DOWNS, L.P.
BENEVOLENT AND PROTECTIVE
ASSOCIATION, INC.		By:	Stansley Racing Corp., its General Partner

By:	/s/ Althea D. Richards		By:	/s/ Ian M. Stewart
	Althea D. Richards, President		Ian M. Stewart, President

STANSLEY RACING CORP.

		By:	/s/ Ian M. Stewart
Ian M. Stewart, President

EXHIBIT A

FORM OF

TRUST AGREEMENT

THIS TRUST AGREEMENT is entered into this            day of                   , 200      , by and between COLONIAL DOWNS, L.P., a Virginia limited partnership (the “Trustee”), and the VIRGINIA HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC., a not-for-profit corporation (the “VHBPA”), on behalf of the thoroughbred horsemen engaging in thoroughbred racing at Colonial Downs’ racetrack (the “Track”) (collectively, the “Beneficiaries”).

W I T N E S S E T H:

WHEREAS, pursuant to prior agreements that have expired and an Agreement, dated as of November       , 2002 (the “Horsemen’s Agreement”), relating to live thoroughbred racing at Colonial Downs, among other matters, the Trustee has and will make deposits into an account currently maintained at BB&T Bank, N.A., Middleburg branch (the “Thoroughbred Partners’ Account”) a portion of which will be used to fund purses and related payments to the Beneficiaries participating in racing at the Track during the 2003 thoroughbred racing season and other years governed by the Horsemen’s Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       The Account.  The Trustee shall maintain the Thoroughbred Partners’ Account at a financial institution mutually acceptable to the parties and that is insured by an agency of the United States government.

2.                                       Deposits.  The Trustee shall deposit all funds required by the Horsemen’s Agreement into the Thoroughbred Partners’ Account.  The funds so deposited into the Thoroughbred Partners’ Account, exclusive of interest earned thereon and amounts payable to Colonial Downs therefrom, are hereinafter referred to as the “Trust Account Funds.”  Except as provided in Section 5.B. of the Horsemen’s Agreement, no other funds shall be deposited into the Thoroughbred Partners’ Account, and the Trustee shall not commingle any other funds with the Trust Account Funds.

3.                                       Withdrawals.  The VHBPA, on behalf of the Beneficiaries, grants the Trustee the authority to withdraw funds from the Thoroughbred Partners’ Account to make payments required to be made pursuant to the terms and provisions of the Horsemen’s Agreement, including, without limitation, to provide for the payment of purses and related awards to the Beneficiaries.

4.                                       Title to Funds in the Account.  The Trustee shall hold only legal title to the Trust Account Funds and shall not have any equitable or beneficial interest in such Funds.  Accordingly, the Trust Account Funds are excluded from the Trustee’s estate for purposes of 11 U.S.C. § 541(d), as amended.

5.                                       Interest.  The Trustee understands and accepts that interest, if any, earned on the Funds will be reported under its employer identification number, that such reporting is done as a matter of convenience for the administration of the Thoroughbred Partners’ Account and that the receipt of such interest does not affect the beneficial and equitable title that the parties have to such interest and is not in derogation of the rights and entitlements of the parties as set forth herein and in the Horsemen’s Agreement.

6.                                       Trustee’s Duties.  The duties of the Trustee under this Agreement shall be limited to the safekeeping and disbursement of the Trust Account Funds and documents under the terms and conditions of this Agreement.  The Trustee shall be entitled to rely on and may assume the genuineness and authenticity of any signatures purported to be made by the parties hereto, their lawful representatives, and successors or assigns.  Upon election of either party hereto, an independent third party may be appointed trustee of the Thoroughbred Partners’ Account and the Trustee hereunder may be relieved of its duties as trustee but shall be bound by the other provisions of this Agreement.

7.                                       Limitation on Liability.  The Trustee shall not be liable for any claims, damages, liabilities, losses, costs, or expenses arising from the Trustee’s acts or omissions with respect to the Trust Account Funds or its performance hereunder, unless such actions or omissions result from the Trustee’s negligence or willful misconduct.

8.                                       Reimbursement of Expenses.  The Trustee shall be reimbursed in the form of one-half of the interest accruing on the Trust Account Funds for all costs and expenses reasonably incurred by it in connection with the administration of the Account, including payment of any trustee fees to a third-party trustee.

9.                                       Termination.  This Agreement shall terminate on the date on which all payments under the Horsemen’s Agreement have been made and the Horsemen’s Agreement is no longer in effect.

10.                                 Notices.  All notices, approvals, and other communications authorized or required to be given between the parties hereto shall be validly given or made if in writing and sent in accordance with the terms and conditions of the Horsemen’s Agreement.

11.                                 Governing Law.  This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to any conflicts of law, rules or provisions thereof.

12.                                 Miscellaneous.  Any action, suit, or proceeding in respect of or arising out of this Agreement may be prosecuted as to any party hereto in Richmond, Virginia.  Each party hereto consents to the exercise of jurisdiction over its person by any court situated in Richmond,

Virginia and having jurisdiction over the subject matter of any such action, suit, or proceeding.  The invalidity or unenforceability of any provision of this Agreement in any particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.  This Agreement and the Horsemen’s Agreement set forth the entire understanding of the parties to this Agreement with respect to the operation of the trust for the Thoroughbred Partners’ Account and may not be amended except by a written instrument executed by all parties hereto.  Other than the Horsemen’s Agreement, any previous agreements or understandings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.  All of the covenants, stipulations, terms, and conditions of this Agreement shall extend to and be binding upon the respective successors and assigns of the parties hereto, but this Agreement shall not be assigned by the Trustee without the prior written consent of the Beneficiaries.

This Agreement or any amendment hereto may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.

VIRGINIA HORSEMEN’S	COLONIAL DOWNS, L.P.
BENEVOLENT AND PROTECTIVE
ASSOCIATION, INC.	By:	Stansley Racing Corp., its General Partner

By:		By:
Althea D. Richards, President			Ian M. Stewart, President

EXHIBIT B

Annual Transfers of Funds from Thoroughbred

Partners’ Account to Horsemen’s Account

All SWFs located in the Central-Southside Virginia Region (including, but not limited to, the town of Vinton and Scott and Henry Counties)

4.5% of all thoroughbred handle in a calendar year at each such facility for ten years from the opening date of each such facility.

After ten years from opening date, for each calendar year:

5% of the first $75,000,000 of thoroughbred handle at each such facility; plus 6% of thoroughbred handle in excess of $75,000,000 up to $150,000,000 at each such facility; and plus 7% of thoroughbred handle in excess of $150,000,000 at each such facility.

The Richmond (Hull St.) SWF

4% of the first $15,000,000 of thoroughbred handle in a calendar year at such facility;

plus 5% of thoroughbred handle in excess of $15,000,000 up to $20,000,000 in a calendar year at such facility;

plus 6% of thoroughbred handle in excess of $20,000,000 up to $25,000,000 in a calendar year at such facility; and

plus 7% of thoroughbred handle in excess of $25,000,000 in a calendar year at such facility.

The existing Chesapeake SWF and the Second Chesapeake SWF	4.5% of all thoroughbred handle in a calendar year in excess of the aggregate sum of $22,375,000 of the combined thoroughbred handle from the two facilities.

Northern Virginia SWF	0% of all thoroughbred handle wagered at each such facility for the first 12 months of operation and thereafter as provided for “All Other SWFs” described below.

All Other SWFs (including the aggregate thoroughbred handle of the two Chesapeake SWFs up to $22,375,000)

5% of the first $75,000,000 of aggregate thoroughbred handle from such facilities; plus 6% of aggregate thoroughbred handle in excess of $75,000,000 up to $150,000,000 from such facilities; plus 7% of thoroughbred handle in excess of $150,000,000 from such facilities less the amounts the VHBPA is authorized to deduct from the Thoroughbred Partners’ Account pursuant to the Agreement (including but not limited to NTRA dues, an administrative fee, and repayment of advances (including interest) made by Colonial Downs to the Thoroughbred Partners’ Account).

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EXHIBIT C

Anticipated Development Schedule

Action Item		Time Period

1.	Identify and bring under contract potential SWF site.	4 to 6 weeks from approval of Agreement.

2.	Meeting with local government officials and neighbors; confirmation of zoning compliance.	3 to 6 weeks from having site under contract.

3.	Application to the Virginia Racing Commission.	1 to 2 weeks from satisfaction of Item 2.

4.	Action by the Virginia Racing Commission on application after filing.	6 to 12 weeks.

5.	Application for permits to commence construction or renovation after grant of licenses.	Within 1 week after grant of licenses.

6.	Construction or renovation period.	3 to 6 months.

7.	Total time from identifying a site to opening.	7 to 13 months.

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EXHIBIT D

Central-Southside Virginia Region

Counties

1.                           Albemarle

2.                           Allegheny

3.                           Amherst

4.                           Augusta

5.                           Bath

6.                           Bedford County

7.                           Bland

8.                           Botetourt

9.                           Buchanan

10.                     Campbell

11.                     Carroll

12.                     Craig

13.                     Dickenson

14.                     Floyd

15.                     Franklin County

16.                     Giles

17.                     Grayson

18.                     Greene

19.                     Halifax

20.                     Henry

21.                     Highland

22.                     Lee

23.                     Montgomery

24.                     Nelson

25.                     Patrick

26.                     Pittsylvania

27.                     Pulaski

28.                     Roanoke County

29.                     Rockbridge

30.                     Russell

31.                     Scott

32.                     Smyth

33.                     Tazewell

34.                     Washington

35.                     Wise

36.                     Wythe

Cities

1.                           Bedford City

2.                           Bristol

3.                           Buena Vista

4.                           Charlottesville

5.                           Covington

6.                           Danville

7.                           Franklin City

8.                           Galax

9.                           Lexington

10.                     Lynchburg

11.                     Martinsville

12.                     Norton

13.                     Radford

14.                     Roanoke City

15.                     Salem

16.                     South Boston

17.                     Staunton

18.                     Waynesboro

Towns (Population Greater Than 5,000)

1.                          Vinton

2.                          Abingdon

3.                          Blacksburg

4.                          Big Stone Gap

5.                          Farmville

6.                          Marion

7.                          Pulaski

8.                          South Boston

9.                          Wytheville

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